UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2023

FUBOTV INC.

(Exact name of registrant as specified in its charter)

Florida	001-39590	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1330 Avenue of the Americas
New York, NY 10019

(Address of principal executive offices) (Zip Code)

(212) 672-0055

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FUBO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2023, fuboTV Inc. (the “Company”) entered into a new employment agreement (the “Restated Employment Agreement”) with David Gandler providing for his continued employment as the Company’s Chief Executive Officer, which superseded and replaced his existing employment agreement. In approving the Restated Employment Agreement, the Company’s board of directors (the “Board”), and the compensation committee thereof (“Compensation Committee”), considered, among other factors, the compensation practices, trends and data from the Company’s compensation peer group (as disclosed in the Company’s definitive proxy statement filed with the Securities Exchange Commission on May 1, 2023 (the “Proxy Statement”)), input from the Company’s independent compensation consultant and external legal advisors, and shareholder feedback, as well as the skills and operational expertise Mr. Gandler has demonstrated as the Company’s co-founder and Chief Executive Officer. Based on these factors, the Board at the recommendation of the Compensation Committee, approved the Restated Employment Agreement to more closely align Mr. Gandler’s 2023 compensation with approximately the 25th percentile of the Company’s compensation peer group, and to design his compensation structure to drive company over-performance and execution against the Company’s short-term and long-term business plan, and the creation of shareholder value.

Under the terms of the Restated Employment Agreement, Mr. Gandler is entitled to an annual base salary of $730,000 effective as of January 1, 2023, which will be increased to $995,000 effective as of January 1, 2024, and an annual incentive bonus with a target of 100% of his annual base salary, unchanged from his current opportunity.

The Restated Employment Agreement also provides for Mr. Gandler to be granted long-term equity incentive awards, comprised of performance restricted stock units (“PRSUs”), time-based restricted stock units (“RSUs”) and time-based stock options, as follows:

●	Performance Restricted Stock Units: 730,338 PRSUs at the “target performance level,” which PRSUs will be eligible to vest upon the attainment of annual performance objectives over three one-year performance periods (the 2023, 2024 and 2025 calendar years). Any PRSUs that are eligible to vest based on performance relative to the annual performance objectives will vest on the date on which the Company’s performance for the 2025 performance year is certified, which will occur on or before February 20, 2026), which vesting will be subject to Mr. Gandler’s continued employment through such date. The number of PRSUs eligible to vest may vary from 0% to 150%. The extent to which PRSUs are eligible to vest is determined based on the performance level achieved, with 0% vesting for performance below threshold levels.

○	In designing this award, the Compensation Committee determined that tying the vesting of the PRSUs to three one-year performance periods, coupled with a service requirement through early 2026, will better allow the Compensation Committee to set rigorous goals annually based on the most current information available to it. The Compensation Committee believes that the ongoing competitive and dynamic challenges in the industry and macroeconomic environment make setting rigorous and meaningful multi-year performance targets difficult and potentially counter-productive. The Compensation Committee desires to retain ambitious financial and operational targets for Mr. Gandler, and granting the PRSUs with three one-year performance periods with the performance conditions for each year set at the beginning of such year (as opposed to a single three-year performance period in which the performance conditions are set at the beginning of that period), will allow the Compensation Committee to ensure each year’s performance goals are specifically aligned to the Company’s short-term and long-term business plan. For the 2023 performance period, the number of shares eligible to vest will be based on the attainment of pre-determined targets tied to Adjusted EBITDA, revenue and subscribers (weighted at 50%, 25% and 25%, respectively).

●	Restricted Stock Units: 365,168 time-vesting RSUs, which RSUs will vest in four equal installments on February 20, 2024, February 20, 2025, February 20, 2026 and February 20, 2027, subject to Mr. Gandler’s continued employment through each vesting date.

●	Stock Options: Stock options to purchase 636,298 shares (the “Options”), which Options will vest in four equal installments on February 20, 2024, February 20, 2025, February 20, 2026 and February 20, 2027, subject to Mr. Gandler’s continued employment through each vesting date.

The foregoing awards are each subject to and contingent upon shareholder approval of an amendment and restatement to the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”) adopted by the Board on April 20, 2023, that, among other things, increased the share reserve by an aggregate of 20 million additional shares (as described in the Proxy Statement) (the “Restated Plan”). As such, the foregoing awards were granted out of the share reserve increase pursuant to the Restated Plan and are considered “Contingent Awards” for purposes of Proposal 4 of the Proxy Statement and the “New Plan Benefits” table in Proposal 4 of the Proxy Statement. The Restated Plan is subject to shareholder approval at the Company’s annual meeting of its shareholders to be held on June 15, 2023, as described in Proposal 4 in the Proxy Statement. In the event shareholder approval of the Restated Plan is not obtained, all of the foregoing awards to Mr. Gandler will automatically be forfeited.

The terms of the award agreement governing the PRSU award (the “PRSU Award Agreement”) provide that if Mr. Gandler’s employment is terminated by the Company without cause or by Mr. Gandler for good reason (as each term is defined in the Restated Employment Agreement) prior to a change in control, then, subject to Mr. Gandler’s execution of a release of claims, a number of PRSUs determined based on actual performance with respect to each completed performance period, and based on target performance with respect to each performance period that is not completed as of the date of termination, will vest on the date of termination (or, with respect to PRSUs eligible to vest with respect to a completed performance period, the date on which performance for such completed performance period is certified, if later than the date of termination). In the event of a change in control of the Company on or prior to December 31, 2025, a number of PRSUs, determined based on actual performance with respect to each completed performance period, and based on target performance with respect to each performance period that is not completed as of the date of the change in control, will vest on (i) February 20, 2026, subject to Mr. Gandler’s continued employment through such date, or, (ii) subject to Mr. Gandler’s execution of a release of claims, on such earlier date on which Mr. Gandler’s employment is terminated by the Company without cause or by Mr. Gandler for good reason.

In the event of the termination of Mr. Gandler’s employment by the Company without cause or by Mr. Gandler for good reason (i) if such termination occurs prior to February 20, 2027, all of the unvested RSUs and Options will vest as of the date of his termination, subject to his execution of a release of claims, and (ii) all vested Options will remain exercisable for two years following his termination date.

Mr. Gandler’s employment under the Restated Employment Agreement is “at-will,” and may be terminated by Mr. Gandler or the Company at any time for any reason. If the Company terminates Mr. Gandler’s employment without cause or if Mr. Gandler terminates his employment for good reason, he will be entitled to (i) an amount equal to twenty-four months of his base salary, payable in installments over the twenty-four month period following his termination, (ii) a pro-rated annual bonus for the year of his termination, paid at target level (the “Pro-Rated Bonus”), payable in a lump sum, (iii) any unpaid annual incentive bonus with respect to a performance period ending on or preceding the his date of termination, payable at the same time as annual bonuses for such performance period are paid to similarly-situated employees, (iv) reimbursement for premium payments for COBRA coverage for up to a maximum of 24 months following termination, and (v) immediate vesting of all time-vesting equity awards. Equity awards that are subject to performance-vesting will vest based on the terms of each applicable award agreement. If Mr. Gandler’s employment is terminated without cause or for good reason within six months prior to or twenty-four months following a change in control of the Company (the “Change in Control Period”), then in lieu of the Pro-Rated Bonus, he will receive a payment equal to two times his target annual incentive bonus for the year of termination, but will otherwise receive the same payments and benefits that he would receive on a termination outside of the Change in Control Period as described above.

If Mr. Gandler’s employment terminates as a result of his death or disability, he will receive any unpaid annual incentive bonus with respect to a performance period ending on or before his date of termination, payable at the same time as annual bonuses for such performance period are paid to similarly-situated employees.

To be eligible for the termination payments under the Restated Employment Agreement, Mr. Gandler will be required to execute a release of claims against the Company and comply with the restrictive covenant agreement he previously entered into with the Company.

The foregoing description of the Restated Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Restated Employment Agrement, which is included as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference. The foregoing description of the Restated Plan and the award agreements that will govern the foregoing awards are not intended to be complete and are qualified in its entirety by reference to the full text of the Restated Plan, which is included as Appendix A to the Proxy Statement, the form of Stock Option Agreement previously filed by the Company as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the form of Restricted Stock Unit Award Agreement (key employees) previously filed by the Company as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the form of Performance Restricted Stock Unit Award Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Employment Agreement by and between fuboTV Inc. and David Gandler, dated May 4, 2023.
10.2	Form of Performance Restricted Stock Unit Award Agreement to the fubotTV Inc. 2020 Equity Incentive Plan, as amended.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUBOTV INC.

Date: May 8, 2023	By:	/s/ John Janedis
John Janedis
Chief Financial Officer